FIRST AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

Effective As of October 27, 2011

Amendment to clarify the tern length of the Expense Limitation Agreement dated July 21, 2011 between Advisers Investment Trust, Independent Franchise Partners, LLP, Beacon Hill Fund Services, Inc., and The Northern Trust Company (the “Agreement”)

This amendment is made by the undersigned parties to delete section 1.3 of the Agreement and replace it in its entirety with the following:

1.3 This Agreement shall automatically terminate on January 30, 2013, which is expected to be the anticipated effective date of the first prospectus issued following the end of the Fund’s first fiscal year (hereinafter referred to as the “Subsequent Prospectus Date”). Should the Parties wish, the Parties may enter into a subsequent agreement thereafter.

All other terms, representations and warranties in the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVISERS INVESTMENT TRUST		INDEPENDENT FRANCHISE PARTNERS, LLP

By:	/s/ Scott Englehart	By:	/s/ John Kelly Jones
Name:	Scott Englehart	Name:	John Kelly Jones
Title:	President	Title:	Member

		By:	/s/ Paras C Dodhia
		Name:	Paras C Dodhia
		Title:	Member

BEACON HILL FUND SERVICES, INC.		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Ryan Burns
Name:	Dina Tantra	Name:	Ryan Burns
Title:	General Counsel	Title:	Vice President

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of July 21, 2011, is made and entered into by and between Advisers Investment Trust, an Ohio business trust (the “Trust”), on behalf of the funds (each a “Fund”) set forth on Schedule A attached hereto, as such Schedule A may be amended from time to time; Independent Franchise Partners, LLP, a limited liability partnership organized in the United Kingdom (the “Adviser”); Beacon Hill Fund Services, Inc., an Ohio corporation (“Beacon Hill”) and The Northern Trust Company, an Illinois corporation (“Northern Trust”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, dated as of July 21, 2011 (the “Advisory Agreement”);

WHEREAS, Beacon Hill has entered into three fund service agreements each dated as of July 21, 2011: 1) Business Management and Governance Services Agreement; 2) Fund Compliance Services Agreement; and 3) Financial Controls Services Agreement with the Trust (the “Beacon Hill Agreements”);

WHEREAS, Northern Trust has entered into three fund service agreements each dated as of July 21, 2011: 1) Custody Agreement; 2) Transfer Agency and Service Agreement; and 3) Fund Administration and Accounting Services Agreement with the Trust (the “Northern Trust Agreements”); and

WHEREAS, the Trust, the Adviser, Beacon Hill and Northern Trust (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of each Fund;

NOW, THEREFORE, the Parties hereby agree as follows:

1.1	Beacon Hill, Northern Trust and the Adviser each agree to reduce the fees payable to each under each of their respective agreements (but not below zero) and/or reimburse other expenses of the Fund in accordance with Section 2 of the agreement, to the extent necessary to limit the Fund’s total annual fund operating expenses (“AFOE”), as such expenses are calculated pursuant to Item 3 of Form N-l A, (exclusive of brokerage costs, interest, taxes, dividends on short positions, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) to the Maximum Operating Expense Limit rate (“MOEL”) applicable to the Fund as set forth on the attached Schedule A.

1.2	Schedule A may be amended to add a fund together with an applicable MOEL, or to decrease the MOEL applicable to a fund, by way of amendment in accordance with Section 4, but due to disclosure in the Fund’s registration statement (hereinafter referred to as the “Prospectus”), the Parties hereby agree not to remove any fund or increase the MOEL set out in Schedule A during the term of this Agreement.

1.3	This Agreement shall automatically terminate upon the effective date of the first prospectus issued following the end of the Fund’s first fiscal year, but in no event earlier than one year from the effective date of the Fund’s initial prospectus (“Subsequent Prospectus Date”). Should the Parties wish, the Parties may enter into a subsequent agreement thereafter.

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2.1	The Trust will pay the full amount of each fee listed in the Advisory Agreement, the Beacon Hill Agreements and the Northern Trust Agreements, except as outlined below, the substance of which shall be disclosed in the Fund’s Prospectus.

2.2	The Parties agree to determine if assets under management (“Fund AUM”) are equal to, greater than or less than $200 million six months after the date of the Fund Prospectus (“Prospectus Date”)( the “Six Month Review Date”).

2.3	The amount of fee waivers and/or reimbursements necessary to limit the AFOE to the applicable MOEL during the term of this Agreement will be accrued daily by Northern Trust. After the end of each calendar month, Northern Trust shall determine the portion of the fee waivers and/or reimbursements applicable to each party based on the allocations outlined below and will consult with the each of the Adviser and Beacon Hill on such determinations. Any expense reimbursements owed to Fund will be paid by each party, as applicable, on a monthly basis.

2.4	Fees payable by the Fund will be reimbursed and/or waived to the extent that the Fund’s AFOE is greater than the Fund’s MOEL rate (“Fee Reimbursement/Waiver”) pursuant to the allocations outlined below provided that to the extent that the AFOE exceeds the MOEL, the first fee to be abated will be that of the Adviser in such amount as may be necessary to achieve the MOEL but subject to a minimum fee level of 68 basis points, after which the Fee Reimbursement/Waiver shall be borne by Beacon Hill, Northern Trust and the Adviser as follows:

Fund AUM	Parties Reimbursing or Waiving Fees	Method of Fee Reimbursement/Waiver Allocation	Time Period of Fund Reimbursement/Waiver
All levels	Northern Trust and Beacon Hill	Allocated pro rata based on the relative fees described in the Northern Trust and Beacon Hill Agreements	Prospectus Date up to Six Month Review Date

$200 million or greater	Northern Trust and Beacon Hill	Allocated pro rata based on the relative fees described in the Northern Trust and Beacon Hill Agreements	Six Month Review Date up to Subsequent Prospectus Date

Less than $200 million	Northern Trust, Beacon Hill and Adviser	Allocated equally amongst the three parties by dollar amount	Six Month Review Date up to Subsequent Prospectus Date

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4.	No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust, Beacon Hill, Northern Trust and the Adviser. Due to the disclosure in the fund’s registration statement, the Parties agree not to terminate this Agreement except as described in Section 3.

5.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

6	A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of Ohio, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVISERS INVESTMENT TRUST		INDEPENDENT FRANCHISE PARTNERS, LLP

By:	/s/ Scott Englehart	By:	/s/ John Kelly Jones /s/ Jayson Vowles
Name:	Scott Englehart	Name:	John Kelly Jones Jayson Vowles
Title:	President	Title:	Member Member

BEACON HILL FUND SERVICES, INC.		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Ryan Burns
Name:	Dina Tantra	Name:	Ryan Burns
Title:	General Counsel	Title:	Vice President

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Dated as of:

July 21, 2011

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit[1]
Independent Franchise Partners US Franchise Equity Fund	0.85% (Eighty-five Basis Points)

ADVISERS INVESTMENT TRUST		INDEPENDENT FRANCHISE PARTNERS, LLP

By:	/s/ Scott Englehart	By:	/s/ John Kelly Jones /s/ Jayson Vowles
Name:	Scott Englehart	Name:	John Kelly Jones Jayson Vowles
Title:	President	Title:	Member Member

BEACON HILL FUND SERVICES, INC.		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Ryan Burns
Name:	Dina Tantra	Name:	Ryan Burns
Title:	General Counsel	Title:	Vice President

[1]	Expressed as a percentage of a Fund’s average daily net assets and excludes the applicable items specified in Section 1 of the Agreement.

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